Exhibit 99.1

PRESS RELEASE

First Advantage Bancorp Reports
2009 Year End and Fourth Quarter Results

Clarksville, Tennessee, February 11, 2010.  First Advantage Bancorp (the “Company”) (Nasdaq: FABK), the holding company of First Federal Savings Bank (the “Bank”), announced net income of $360,000, or $0.08 per diluted share, for the year ended December 31, 2009 and net loss of $340,000, or $0.08 per diluted share for the quarter ended December 31, 2009, compared to a net loss of $8.1 million, or $1.73 per diluted share for the year ended December 31, 2008 and net income of $299,000, or $0.06 per diluted share for the quarter ended December 31, 2008.  The Company recognized non-cash other-than-temporary impairment (“OTTI”) charges of $1.1 million pre-tax ($673,000 after-tax) in the fourth quarter of 2009 on the remaining balance of its investment in pooled trust preferred securities which reduced the Company’s book value of the securities to approximately $30,000.

“Management continues to focus its efforts on maintaining high asset quality and providing remarkable customer service,” said Earl O. Bradley, III, Chief Executive Officer.  “Our growth over the past twelve months has been steady, with loans growing 19.1% and deposits growing 15.8% since December 31, 2008.  As I noted in our earnings release for September 30, 2009, we gained substantial market share from June 30, 2008 to June 30, 2009, which is the most recent date FDIC reports are available.  We are particularly proud that our deposit growth has been organic, with no brokered deposits as of year end 2009.  I am also pleased that our total nonperforming assets to total assets ratio remains low at 0.50%. ”

Mr. Bradley continued, “Our local economy has continued to fare better than the national economy, particularly on the housing front where Clarksville has experienced relatively stable real estate prices.  There was also very good news for the local economy during the fourth quarter of 2008 when Hemlock Semiconductor Corporation announced that a new $1.1 billion manufacturing facility would be constructed in Clarksville and the beginning stages of that project are well underway at this point.”

Net income for the year ended December 31, 2008 was significantly affected by OTTI charges of $9.8 million pre-tax ($6.0 million after-tax) for investment grade perpetual callable preferred securities issued by Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) and $3.8 million pre-tax ($2.4 million after-tax) for investments in pooled trust preferred securities taken in the quarter ended September 30, 2008.  The Company liquidated all of its holdings in Fannie Mae and Freddie Mac perpetual preferred securities during the fourth quarter of 2008.

           “Although the impairment losses recognized during the fourth quarter of 2009 had a negative impact on our overall results of operations, this charge eliminates our risk of any further material impairment related to our pooled trust preferred investments,” said Earl O. Bradley, III, Chief Executive Officer.  “As we begin 2010, we will continue to focus on protecting our strong capital position and maintaining our stringent asset quality standards,” Mr. Bradley continued.

Net Interest Income

Net interest income for the quarter ended December 31, 2009 totaled $2.9 million compared to $2.7 million for the quarter ended December 31, 2008, an increase of $229,000 or 8.6%.  For the twelve month period ended December 31, 2009, net interest income totaled $10.9 million compared to $10.7 million for the twelve months ended December 31, 2008, an increase of $182,000 or 1.7%.  The increase in net interest income was primarily due to a decrease in interest expense.  Interest expense decreased by $278,000, or 15.7%, in the three month period and decreased by $235,000, or 3.6%, in the twelve month period due primarily to a decrease in the average rates paid on interest bearing liabilities.

The net interest margin for the three months ended December 31, 2009 was 3.46%, compared to 3.42% for the three months ended December 31, 2008.  “Our net interest margin has improved from the low point of 3.29% for the period ended June 30, 2009,” said CEO Bradley.  “Our net interest margin was negatively impacted early in 2009 as we had several relatively high yielding government agency investments called and the prepayment speeds on mortgage-backed investments increased significantly, lowering our yields on those investments and our overall security portfolio.  Our loan growth has helped move the margin back up from the low point for 2009.”

The average balances of interest earning assets increased by 7.2% and 8.9% for the three and twelve months ended December 31, 2009, respectively, as the average rate earned on these assets decreased 46 basis points and 49 basis points, respectively, over the same periods.  Interest earning assets increased in all categories.  The average loan balances increased by 19.4% in the three month period, and by 26.6% in the twelve month period.

Credit Quality

The Company recorded a provision for loan losses of $361,000 for the three months ended December 31, 2009 compared to $135,000 for the three months ended December 31, 2008.  For the twelve months ended December 31, 2009, the Company recorded a provision of $868,000, compared to $685,000 for the twelve months ended December 31, 2008.  The increase in the provision was due to the growth of the total loan portfolio, an increase in non-performing and classified loans, and weakened general economic conditions.

Non-performing assets totaled $1.7 million, or 0.50% of total assets, at December 31, 2009 compared to $830,000, or 0.25% of total assets, at December 31, 2008.  The increase was primarily in the one-to-four family residential mortgage and multi-family loan portfolios.  There was a 66.4% increase in the level of classified assets from $2.1 million at December 31, 2008 to $3.5 million at December 31, 2009 primarily related to our one-to-four family residential and multi-family loan portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Noninterest Income

Noninterest income reflects a $407,000 loss for the quarter ended December 31, 2009 compared to income of $432,000 for the quarter ended December 31, 2008.  The loss in the fourth quarter of 2009 was primarily caused by the additional OTTI charges mentioned above. Noninterest income was $1.6 million for the twelve months ended December 31, 2009, compared to a loss of $13.8 million over the same period in 2008, again due to OTTI charges.  These OTTI charges were partially offset by an increase in both the three and twelve month periods in 2009 in net gains on loan sales into the secondary mortgage market which increased 67.4% and 99.5%, respectively.

Noninterest Expense

Noninterest expense was $2.7 million for the quarter ended December 31, 2009 compared to $2.4 million for the quarter ended December 31, 2008.  The increase in expenses for the current three month period was due primarily to increased salary and employee benefit costs and higher FDIC premiums.  For the twelve months ended December 31, 2009 noninterest expense was $11.2 million compared to $10.1 million for the twelve months ended December 31, 2008.  The increase in expenses for 2009 was primarily due to an increase of $374,000 in FDIC insurance costs and increased expenses of $422,000 for stock awards for directors and employees related to the Company’s 2008 Equity Incentive Plan, which was only in place for about five months during 2008.    In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets minus Tier-1 capital.  Additionally, the Bank’s 2008 FDIC insurance cost was unusually low due to utilization of a one-time credit.

Selected Balance Sheet Data

Total assets were $344.2 million at December 31, 2009 compared to $338.4 million at December 31, 2008, an increase of $5.8 million or 1.7%.  Total loans were $211.1 million at December 31, 2009, an increase of $34.7 million, or 19.1%, compared to December 31, 2008.  Total liabilities were $273.7 million at December 31, 2009 compared to $268.1 million at December 31, 2008, an increase of $5.6 million or 2.1%.  Deposits at December 31, 2009 were $216.2 million, an increase of $29.4 million or 15.8% over December 31, 2008.  The increase in deposits was primarily used to fund growth in loans.  Federal Home Loan Bank advances totaled $13.0 million at December 31, 2009, a decrease of $25.6 million from the $38.6 million reported at December 31, 2008.

Total stockholders’ equity was $70.5 million at December 31, 2009 compared to $70.3 million at December 31, 2008.  At December 31, 2009, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines. The average common shareholder’s equity to average assets was 20.06% for the three months ended December 31, 2009 compared to 20.76% for the three months ended December 31, 2008.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
SELECTED FINANCIAL CONDITION DATA:	2009		2008	2009	2008

END OF PERIOD BALANCES:
Assets				$344,210	$338,404
Available-for-sale securities, at fair value				98,739	129,076
Loans, gross				213,950	178,587
Allowance for loan losses				2,813	2,175
Deposits				216,240	186,807
FHLB advances and other borrowings				52,767	78,597
Common shareholders' equity				70,511	70,261

AVERAGE BALANCES:
Assets	$354,422		$329,823	$344,118	$311,336
Earning assets	332,905		310,587	322,807	296,380
Investment securities	109,062		127,665	118,245	136,458
Other investments	14,179		7,287	12,419	8,095
Loans, gross	209,664		175,635	192,143	151,827
Deposits	210,560		177,422	203,133	168,940
FHLB advances and other borrowings	69,914		80,668	68,329	63,516
Common shareholders' equity	71,081		68,471	70,127	76,000

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,390		$4,439	$17,232	$17,285
Interest expense	1,489		1,767	6,367	6,602
Net interest income	2,901		2,672	10,865	10,683
Provision for loan losses	361		135	868	685
Net interest income after provision for loan losses	2,540		2,537	9,997	9,998
Noninterest income(loss)	(407)		432	1,649	(13,796)
Noninterest expense	2,710		2,443	11,151	10,145
Income (loss) before income tax expense (benefit)	(577)		526	495	(13,943)
Income tax expense (benefit)	(237)		227	135	(5,848)
Net income (loss)	$(340)		$299	$360	$(8,095)

Basic earnings (loss) per common share	$(0.08)		0.07	$0.08	(1.73)
Diluted earnings (loss) per common share	(0.08)		0.06	0.08	(1.73)
Dividends paid per common share	0.05		0.05	0.20	0.05
Book value per common share	15.77		15.29	15.77	15.29
Common shares outstanding	4,470,984		4,595,804	4,470,984	4,595,804
Basic, average shares outstanding	4,488,572		4,568,158	4,508,033	4,691,863
Diluted, average shares outstanding	4,488,572		5,260,563	4,572,207	4,691,863

SELECTED ASSET QUALITY MEASURES:
Net charge-offs	$176		$2	$222	$20
Classified assets				3,498	2,102
Nonperforming loans				1,403	830
Nonperforming assets				1,704	830
Total nonperforming loans to total loans				0.66%	0.46%
Total nonperforming loans to total assets				0.41%	0.25%
Total nonperforming assets to total assets				0.50%	0.25%

SELECTED PERFORMANCE RATIOS (quarterly rates annualized):
Return on average assets	(0.38	) %	0.36%	0.10%	(2.60	) %
Return on average common shareholders' equity	(1.90	) %	1.74%	0.51%	(10.65	) %
Average common shareholders' equity to average assets	20.06%		20.76%	20.38%	24.41%
Net interest margin	3.46%		3.42%	3.37%	3.60%